UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2020

Discovery, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34177	35-2333914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8403 Colesville Road Silver Spring, Maryland	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 240-662-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A Common Stock	DISCA	Nasdaq
Series B Common Stock	DISCB	Nasdaq
Series C Common Stock	DISCK	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Underwriting Agreement

On May 7, 2020, Discovery Communications, LLC (“DCL”), a wholly-owned subsidiary of Discovery, Inc. (“Discovery”), Discovery and Scripps Networks Interactive, Inc. (“Scripps”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC, for the issuance and sale by DCL of $1.0 billion aggregate principal amount of 3.625% Senior Notes due 2030 (the “2030 Notes”) and $1.0 billion aggregate principal amount of 4.650% Senior Notes due 2050 (the “2050 Notes” and, together with the 2030 Notes, the “Notes”) in a public offering pursuant to a registration statement on Form S-3 (File No. 333-231160) and a related preliminary prospectus supplement and final prospectus supplement filed with the Securities and Exchange Commission. The offering of the Notes is expected to close on May 18, 2020, subject to customary closing conditions.

The 2030 Notes were priced at 100.000% of their principal amount, and the 2050 Notes were priced at 99.872% of their principal amount.

DCL expects the net proceeds from the offering to be approximately $1.979 billion after deducting the underwriting discount and estimated expenses related to the offering.

Discovery intends to use the net proceeds from the offering to fund the previously announced tender offers for several series of outstanding notes issued by DCL and Scripps and to pay accrued and unpaid interest, premiums, fees and expenses in connection with those tender offers. Discovery intends to use any remaining proceeds for general corporate purposes, which may include without limitation, repayment and refinancing of debt, working capital and capital expenditures. The Notes are to be issued pursuant to an indenture, dated as of August 19, 2009, and an eighteenth supplemental indenture (collectively, the “Indenture”) to be entered into among DCL, Discovery, Scripps and U.S. Bank National Association, as trustee. DCL’s obligations under the Notes and the Indenture will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Discovery and Scripps.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Any and All Tender Offer Pricing

On May 13, 2020, Discovery issued a press release announcing the pricing by DCL of the cash tender offers (the “Any and All Offer”) by DCL for any and all of its 4.375% Senior Notes due 2021 (the “4.375% 2021 Notes”), its 3.300% Senior Notes due 2022 (the “3.300% 2022 Notes”) and its 3.500% Senior Notes due 2022 (the “3.500% 2022 Notes” and, together with the 4.375% 2021 Notes and the 3.300% 2022 Notes, the “Any and All Notes”). The Any and All Offer and all rights to withdraw validly tendered Any and All Notes expired at 5:00 p.m., New York City time, on May 13, 2020.

The applicable “Total Consideration” payable to holders is $1,034.21 for each $1,000 principal amount of 4.375% 2021 Notes, $1,039.94 for each $1,000 principal amount of 3.300% 2022 Notes and $1,042.05 for each $1,000 principal amount of 3.500% 2022 Notes, plus, in each case, accrued and unpaid interest on the Any and All Notes validly tendered and accepted for purchase from the applicable last interest payment date up to, but not including, the date DCL makes payment for such Any and All Notes, which date is anticipated to be May 18, 2020.

The complete terms and conditions of the Any and All Offer are set forth in an offer to purchase and notice of guaranteed delivery (collectively, the “Tender Offer Documents”) that were sent to registered holders of the Any and All Notes and posted online at www.dfking.com/discovery.

The Any and All Offer is conditioned (i) on DCL’s having obtained aggregate net proceeds from the offering of the Notes, in an amount not less than the amount sufficient, upon the terms and subject to the conditions of the Any and All Offer, to purchase all of the Any and All Notes validly tendered and accepted for purchase in the Any and All Offer and to pay accrued interest thereon and fees and expenses associated therewith, and (ii) on the other general conditions described in the Tender Offer Documents.

A copy of Discovery’s press release announcing the pricing of the Any and All Offer is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. The information contained in Item 8.01 of this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 are for information purposes only and do not constitute an offer to purchase the Any and All Notes.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1

Underwriting Agreement, dated as of May 7, 2020, among Discovery Communications, LLC, Discovery, Inc., Scripps Networks Interactive, Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC.

99.1	Press release of Discovery, Inc., dated May 13, 2020.

101	Inline XBRL Instance Document - the instance document does not appear in the Interactive Date File because its XBRL tags are embedded within the Inline XBRL document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2020	DISCOVERY, INC.

	By:	/s/ Bruce L. Campbell
	Name:	Bruce L. Campbell
	Title:	Chief Development, Distribution & Legal Officer